Ocotober 12, 1998


The Company Secretary
Esprit Telecom Group plc.
Minerva House
Valpy Street

Dear Madam:

I write in my personal capacity and as a representative of Gold & Appel Transfer S.A.

Gold & Appel Transfer S.A. and I being members of the Company holding not less than 1/10 of the paid-up share capital of the Company carrying the right to vote a general meetings of the Company, hereby require you, pursuant to section 368 of the Companies Act of 1985, to convene and Extra Ordinary General Meeting of the Company for the purposes of considering and if thought fit passing the following resolutions:

1. THAT, with Immediate effect, David Oertle be removed as a director & Chief Executive Officer.

2.   THAT, with Immediate effect, John McMonigle be removed as a director.

3.   THAT, with Immediate effect, Dominic Shorthouse be removed as a director.

4. THAT, with Immediate effect, if and in so far as he has been validly appointed director and chairman, Sir Robin Biggam be removed as director and chairman.

5. THAT with Immediate effect, any person appointed as director between October 5, 1998 and the date of this meeting be removed as a director.


Yours truly,

/s/ Walt Anderson

Walt Anderson


/s/ Walt Anderson

Walt Anderson
For and on behalf of
Gold & Appel transfer S.A.